Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Announces Successful Completion of Repairs

to Hot-Rolling and Processing Facility Rotary Crop Shear

Pittsburgh, PA – October 1, 2015 – Allegheny Technologies Incorporated (NYSE:ATI) today announced that ATI Flat Rolled Products has successfully rolled coils of stainless steel across its Hot-Rolling and Processing Facility (HRPF) utilizing the repaired Rotary Crop Shear (RCS). The repair and installation of the RCS was completed on schedule. First coils were successfully rolled on September 29, 2015.

On May 28, 2015, ATI announced that during routine maintenance a defective component was discovered in the RCS. While the RCS was offline, most flat-rolled products were produced without the RCS. However, projected operating profit benefits from the HRPF were not fully realized. While the RCS was offline, new product qualification and new product development continued at a rapid pace. All planned stainless, nickel-based alloys and specialty alloy, titanium and titanium alloy, and zirconium product qualifications are now complete.

ATI’s new HRPF is a key enabler to position ATI Flat Rolled Products as a leader in flat-rolled specialty materials. It is the most advanced and most powerful hot-rolling and processing facility in the industry.

ATI Flat Rolled Products Operations Update

On August 14, 2015, ATI announced that faced with a lack of progress in ongoing contract negotiations with the USW, the Company issued a lockout notice, effective on August 15, involving more than 2,000 employees at various facilities. The labor agreements covering these employees expired on June 30, 2015. ATI remains committed to reaching a fair and more competitive labor agreement with the USW, and looks forward to our USW-represented employees returning to work. Until this objective is achieved, ATI continues to operate the affected facilities and continues to safely produce high quality flat-rolled products to meet the needs of our customers with ATI salaried and non-union employees and temporary staffing.

Presently, ATI Flat Rolled Products (FRP) operations, production levels, and safety engagements are meeting and in many cases exceeding expectations. ATI FRP facilities are operating – most at pre-work stoppage production levels. Some examples:

•	The Brackenridge, PA specialty melt shop is now producing at a rate of more than 80% of normal output, which is in line with the current soft demand.

•	Most coil finishing operations are running 24-hour operations.

•	The Washington, PA specialty plate facility has produced its entire range of specialty alloy grades.

While asset utilization continues to improve, stainless steel demand remains soft mainly due to unusually high domestic inventory levels as a result of the first-half 2015 surge of low-priced imports, primarily from China, and generally weak demand. Also, demand from the oil & gas market has continued to deteriorate.

“We did not want a work stoppage – and did everything possible to avoid it – but it is enabling us to identify new ways to safely optimize operations, increase our hands-on knowledge of the equipment and processes, and improve our productivity and efficiency,” said Bob Wetherbee, Executive Vice President, ATI Flat Rolled Products Group. “We are discovering best practices that will be shared across all FRP facilities to improve our operations and strengthen our competitive position.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.3 billion for the twelve months ended June 30, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.